Oppenheimer Portfolio Series Fixed Income Active Allocation
N-SAR Exhibit – Item 77M

During the fiscal semiannual period, Oppenheimer Portfolio Series Fixed Income Active Allocation (the “Registrant”), a Delaware statutory trust, became the successor issuer to Oppenheimer Portfolio Series Fixed Income Active Allocation (the “Predecessor Registrant”), a Massachusetts business trust (the “Massachusetts Fund”).  Please see the Registrant’s Notification of Registration on Form N-8A/A, filed with the Securities and Exchange Commission on August 21, 2012 (Accession No. 0000728889-12-001349).

The Board and shareholders of the Registrant approved an Agreement and Plan of Reorganization, which called for a reorganization of the Fund (the “Reorganization”) from the Massachusetts Fund into a newly formed Delaware statutory trust (the “Delaware Fund”).

Following the Reorganization, shareholders of the Massachusetts Fund became shareholders of the Delaware Fund.  As of the effective date of the Reorganization, the Delaware Fund held the same portfolio of securities previously held by the Massachusetts Fund.  As the successor to the Massachusetts Fund’s operations, the Delaware Fund adopted the Massachusetts Fund’s registration statement under federal securities laws with amendments to show the new Delaware statutory trust structure and remains subject to the Investment Company Act of 1940 and the rules thereunder.

For additional information please refer to the Registrant’s Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 14, 2011 (Accession Number 0000728889-11-001558).